Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Investor and Media Contact:
GenVec, Inc.
Douglas J. Swirsky
(240) 632-5510
dswirsky@genvec.com

GENVEC, INC. ANNOUNCES REVERSE STOCK SPLIT

GAITHERSBURG, MD - April 5, 2011 - Today GenVec, Inc. (NASDAQ: GNVC) announced that it will implement a one for ten reverse stock split of the Company’s outstanding shares of common stock. The reverse stock split will be effective with respect to stockholders of record at the close of business on Monday, April 18, 2011, and trading of the Company’s common stock on the NASDAQ Capital Market will begin on a split-adjusted basis at the opening of trading on Tuesday, April 19, 2011. As a result of the reverse stock split, each ten shares of common stock will be combined into one share of common stock and the total number of shares of common stock outstanding will be reduced from approximately 129.1 million shares to approximately 12.9 million shares.  GenVec’s stockholders authorized the reverse stock split at a special meeting of stockholders held on April 5, 2011.

The primary objective of the reverse stock split is to raise the per share trading price of GenVec’s common stock.  In particular, this will help the Company to maintain the listing of the common stock on the NASDAQ Capital Market.  The NASDAQ Capital Market listing standards generally require a per share bid price in excess of $1.00.  On November 9, 2010, the Company received a letter from NASDAQ notifying the Company that it must maintain a minimum bid price of at least $1.00 for a period of at least ten consecutive business days prior to May 9, 2011 in order to maintain its listing.

Stockholders will receive cash in lieu of any fraction of a share that stockholders would otherwise be entitled to receive as a result of the reverse stock split.

Statements herein relating to future matters, including expectations with respect to the timing and effectiveness of the reverse stock split and the ability to regain compliance with the NASDAQ Capital Market’s minimum bid price listing standard (the “Bid Price Rule”), are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and there can be no assurance that the Company will be able to implement the reverse stock split or regain compliance with the Bid Price Rule. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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